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                                                                       EXHIBIT 3


                                                                  EXECUTION COPY


                      MANAGEMENT STOCK PURCHASE AGREEMENT


     This MANAGEMENT STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of June 1, 1999, by and between Derby Cycle Corporation, a Delaware corporation (the "Company") and Dan S. Lynch ("Employee").

     This Agreement provides for the purchase by Employee of (a) 400 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock") and (b) 100 shares of the Company's Class C Common Stock, par value $.01 per share (the "Class C Common Stock;" and together with the Class A Common Stock, the "Common Stock"), upon the terms and subject to the conditions set forth herein. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in that certain Amended and Restated Shareholders' Agreement dated February 3, 1999, by and among the Company and certain shareholders of the Company (the "Shareholders' Agreement").

     NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:

                         ARTICLE 1. PURCHASE OF STOCK.

     1.1 Purchase and Sale of Stock. On the date hereof, the Company agrees to sell Employee and Employee agrees to purchase from the Company (a) 400 shares of Class A Common Stock and (b) 100 shares of Class C Common Stock, all at a purchase price of $1,000.00 per share for an aggregate purchase price of $500,000. Upon execution of this Agreement, (i) Employee will deliver to the Company (A) a check for $125,000 and (B) an executed promissory note in the form attached hereto as Exhibit A in the principal amount of $375,000, and (ii) the Company shall deliver to Employee a certificate or certificates representing the Common Stock.

     1.2 Pledge of Stock. Employee hereby grants to the Company a security interest in the Common Stock purchased by Employee hereunder to secure the payment of the promissory note. In the event of Employee's death or disability or in the event that Employee's employment with the Company or its subsidiaries is terminated for any reason, the promissory note shall become immediately due and payable, and Employee hereby authorizes the Company and its subsidiaries to deduct such amount from any amount owed by the Company to Employee. Employee shall be liable for any deficiency.

     1.3 Shareholders' Agreement. The Company's obligations under this Agreement are expressly conditioned upon Employee becoming a party to the Shareholders' Agreement.

                  ARTICLE 2. REPRESENTATIONS AND WARRANTIES.

     2.1 Representations and Warranties of Employee. As a material inducement to the Company to enter into this Agreement and sell the Common Stock, Employee hereby represents and warrants to the Company that:
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        (a)(i) this Agreement constitutes a legal, valid and binding obligation of Employee, enforceable against Employee in accordance with its terms, (ii) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a breach of or default under any agreement, contract, instrument, order, judgment or decree to which Employee is a party or by which he is bound, and (iii) Employee is not a party to or bound by any employment agreement or noncompete agreement with any other person or entity.

        (b) Employee is acquiring the Common Stock purchased hereunder or acquired pursuant hereto for his own account with the present intention of holding such securities for purposes of investment, and Employee has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

        (c) Employee is financially able to bear the economic risk of an investment in the Common Stock, including the total loss thereof.

        (d) Employee is able to bear the economic risk of the investment in the Common Stock for an indefinite period of time and Employee understands that the Common Stock has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

        (e) Employee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the purchase of the Common Stock and has had full access to such other information concerning the Company as Employee has requested. Employee has reviewed, or has had an opportunity to review, the following documents: (i) the Company's Certificate of Incorporation and Bylaws; (ii) all material information provided by the Company or its subsidiaries to any person providing financing to the Company or its subsidiaries, including, but not limited to, the Company's pro forma balance sheet, as well as financial projections, estimates, forecasts, budgets, summaries, reports and other related documents.

        (f) No commission, fee or other remuneration is to be paid or given directly or indirectly, to any person or entity for soliciting Employee to purchase the Common Stock.

        (g) Employee is employed by the Company or one of its subsidiaries, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Common Stock and has determined that such investment in the Common Stock is suitable for Employee, based upon Employee's financial situation and needs, as well as Employee's other securities holdings.

        2.2 Representations and Warranties of the Company. As a material inducement to the Employee to enter into this Agreement and purchase the Common Stock, the Company hereby represents and warrants that:

        (a) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and the execution, delivery and performance of this Agreement by the Company does not and will not conflict

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     with, breach, violate or cause a default under any agreement, contract, instrument, order, judgment or decree to which the Company is a party or by which it is bound;

          (b) the Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Company. The Company has all requisite corporate power and authority to carry out the transactions contemplated by this Agreement; and

          (c) as of immediately following the consummation of the transactions contemplated hereby, all of the outstanding shares of the Common Stock shall be duly and validly issued and authorized, fully paid, nonassessable and free and clear of all encumbrances.

                          ARTICLE 3. TRANSFERABILITY

     3.1 Transfer of Stock. No Common Stock held by Employee may be sold, transferred, assigned, pledged or otherwise disposed of (a "Transfer") by Employee other than as provided in Section 3.3 hereof. Any attempt by Employee to Transfer any Common Stock in violation of this Article 3 shall be null and void, and the Company shall not give any effect to such attempted Transfer in the stock records of the Company.

     3.2 Legend. Each certificate evidencing the Common Stock and each certificate issued in exchange for or upon the transfer of the Common Stock (if such shares remain Common Stock upon such transfer) will be stamped or otherwise imprinted with a legend in substantially the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE
          SECURITIES LAW OR REGULATION.

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT STOCK PURCHASE AGREEMENT BETWEEN DERBY CYCLE CORPORATION (THE "COMPANY") AND EMPLOYEE DATED AS OF JUNE 1, 1999, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO
          SUBJECT TO THE AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT DATED AS OF FEBRUARY

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          3, 1999, AMONG COMPANY AND CERTAIN SHAREHOLDERS THEREOF. A
          COPY OF SUCH SHAREHOLDERS' AGREEMENT WILL BE FURNISHED
          WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON
          WRITTEN REQUEST."

     The Company will imprint such legends on certificates evidencing the Common Stock outstanding prior to the date hereof. The legend set forth in the third paragraph above shall be removed from the certificates pursuant to the terms of the Shareholders' Agreement.

     3.3  Transfer Restriction.

          (a) Employee may not transfer the Common Stock held by Employee except pursuant to (i) a Public Sale, (ii) a Sale of the Company, (iii) a Permitted Transfer, (iv) Section 3.4 hereof, or (v)
Section 3.5 hereof.

     "Permitted Transfer" means a transfer (1) by will or the laws of descent or
(2) to Employee's spouse or lineal descendants (whether natural or adopted) and any trust solely for the benefit of such Employee's spouse and/or immediate family.

     "Permitted Transferee" means any person who receives Common Stock in a Permitted Transfer.

          (b) Except pursuant to a Sale of the Company or a Public Sale, Employee may not Transfer any Common Stock of the Company without first delivering to the Company (i) a written notice setting forth the date, price and other terms of such Transfer, which notice shall be delivered to the Company at least thirty (30) days prior to the consummation of such Transfer and (ii) if the Company so requests, (A) an opinion of counsel acceptable in form and substance to the Company that registration under the Securities Act is not required in connection with such Transfer, (B) a written agreement (reasonably satisfactory to the Company), whereby the transferee agrees to be bound by the obligations applicable to the Employee hereunder (including, without limitation, becoming a party to the Shareholders' Agreement and complying with the restrictions on Transfer of Common Stock as set forth in this Section 3), and
(C) such further evidence as the Company may reasonably require to confirm to the Company's satisfaction that such sale, transfer or disposition is in compliance with the terms of this Agreement and the Shareholders' Agreement.

     3.4  Right of First Refusal.

          (a) After the seventh anniversary of the date hereof, Employee may transfer Common Stock in accordance with the provisions of this Section 3.4. At least 60 days prior to making any transfer, Employee shall deliver a written notice (the "Sale Notice") to the Company. The Sale Notice will disclose in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the proposed transfer. Employee shall not consummate any such transfer until 60 days after the Sale Notice has been delivered to the Company, unless the Company has notified Employee in writing that it will not exercise its rights under this Section 3.4. The date of the first to occur of such events is referred to herein as (the "Authorization Date").

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          (b)  The Company may elect to purchase all or any portion of the
Common Stock to be transferred upon the same terms and conditions as those set forth in the Sale Notice (the "Right of First Refusal") by delivering a written notice of such election to Employee within 30 days after the receipt of the Sale Notice by the Company (the "Election Notice"). If the Company has not elected to purchase all of the Common Stock specified in the Sale Notice, Employee may transfer the Common Stock not purchased by the Company to the prospective transferee(s) as specified in the Sale Notice at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice during the 60-day period immediately following the Authorization Date. Any Common Stock not so transferred within such 60-day period must be reoffered to the Company in accordance with the provisions of this Section 3.4 in connection with any subsequent proposed transfer.

          (c) The restrictions contained in this Section 3.4 will not apply with respect to transfers of Common Stock pursuant to (i) a Public Sale, (ii) a Sale of the Company, (iii) a Permitted Transfer, or (iv) Section 3.5 hereof.

     3.5  Repurchase of Stock.

          (a) In the event that Employee's employment with the Company is terminated for any reason, the Common Stock held by Employee and Employee's Permitted Transferees (collectively, the "Employee Group") will be repurchased by the Company pursuant to the terms and conditions set forth in this Section
3.5 (the "Repurchase") at a price per share equal to the Fair Market Value thereof determined as of the date of Employees termination (the "Termination Date"); provided that, in the case of a termination for Cause by the Company or a voluntary termination of employment by Employee (other than due to Retirement or for Good Reason), such Repurchase shall be at the option of the Company (the "Repurchase Option").

          (b) The Company shall exercise the Repurchase by delivery of written notice (the "Repurchase Notice") to each member of the Employee Group. The Repurchase Notice shall set forth the number of shares of Common Stock to be acquired from each member of the Employee Group, the aggregate consideration to be paid for such shares of Common Stock, and the time and place for the closing of the transaction.

          (c) The Company may exercise the Repurchase Option by delivery of written notice (the "Repurchase Option Notice") to each member of the Employee Group. The Repurchase Option Notice shall set forth the number of shares of Common Stock to be acquired from each member of the Employee Group, the aggregate consideration to be paid for such shares of Common Stock, and the time and place for the closing of the transaction.

          (d) The closing of the purchase of any shares of Common Stock pursuant to the Repurchase or the Repurchase Option will take place on the date designated by the Company in the Repurchase Notice or the Repurchase Option Notice, as the case may be, which date will not be more than 45 days nor less than 10 days after the delivery of such Repurchase Notice or the Repurchase Option Notice, as the case may be. The Company will pay for the shares of Common Stock to be purchased by delivering to each member of the Employee Group a check in an amount equal to the aggregate purchase price for the shares of Common Stock to be repurchased from such member of the Employee Group. Notwithstanding the foregoing, in the event payment of the

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purchase price would cause a default under any material financing agreement of the Company or any of its subsidiaries in effect from time to time (the "Financing Agreements"), or is otherwise prohibited under applicable law, the Company shall have the option of paying the purchase price with a subordinated promissory note bearing interest at 6% per annum, due on the eighth anniversary of the date of issuance, and payable upon the earlier to occur of the maturity thereof or on the date of a Sale of the Company. In the event the issuance of the subordinated promissory note is not permitted under the Financing Agreements or applicable law, the Company may pay the purchase price for the shares of Common Stock by the issuance of preferred stock bearing a dividend rate of 6% per annum with redemption dates and payment restructuring similar to those set forth in the subordinated promissory notes. If issuance of a subordinated promissory note or the preferred stock is not permitted by the Financing Agreements or applicable law, the Company may defer the repurchase until such time as a form of payment described in this Section 3.5 is permitted under the Financing Agreements and/or applicable law. If the Company determines that withholding tax is required with respect to the Repurchase or the exercise of a Repurchase Option, the Company shall withhold an amount equal to such withholding tax from the purchase price. At the closing, each member of the Employee Group will deliver the certificates representing the shares of Common Stock to be sold, duly endorsed in form for transfer to the Company or its designee, and the Company will be entitled to receive customary representations and warranties from each member of the Employee Group regarding title to the shares of Common Stock.

          (e) In connection with any repurchase hereunder, the purchase price payable by the Company shall be reduced, but not below zero, by any amounts outstanding under any promissory notes issued by the Employee to acquire the securities being purchased. The amounts due under such notes shall be deemed paid to the extent of such reduction. In the event that (i) an Employee is terminated for Cause or voluntarily terminates his employment (other than due to Retirement), and (ii) the stock is not repurchased hereunder, the amounts due under such promissory notes shall become immediately due and payable.

     "Cause" shall have the meaning ascribed to it in the Employment Agreement dated as of the date hereof, by and between the Company and Employee (the "Employment Agreement").

     "Fair Market Value" per share on any given date means the average of the closing price of the sales of such shares on all securities exchanges on which such shares may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such stock is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ Stock Market as of 4:00 P.M., New York time, or, if on any day such shares are not quoted on the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar organization. If at any time such shares are not listed or quoted, the Fair Market Value per share shall be determined by the Board of Directors or the compensation committee of the Board of Directors (i) based on such factors as the members thereof, in the exercise of their business judgment, consider relevant and (ii) consistent with fair market valuation principles previously used by the Board of Directors to determine the cost of the Common Stock acquired hereunder.

     "Good Reason" shall have the meaning ascribed to it in the Employment Agreement.

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     "Retirement" means the retirement after age 65 pursuant to the normal retirement policy of the Company.

                        ARTICLE 4. GENERAL PROVISIONS.

     4.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     4.2 Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto with respect to the subject matter hereof written or oral, which may have related to the subject matter hereof in any way.

     4.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of Employee and the Company.

     4.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     4.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     4.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or of any term or provision hereof.

     4.7  Arbitration.

          (a) Employee and the Company agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of this Agreement (the "Disputes"). Nothing in this Section 4.7 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below) or availing itself of the other remedies set forth in Section 4.8 below. The parties hereby agree and acknowledge that, except as otherwise provided in this Section 4.7 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration

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procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of New York law.

          (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within 45 business days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the appropriate office of the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included therein, if any.

          (c) The Company and Employee shall attempt to agree within 10 business days on an arbitrator. If they are unable to agree, the Company and the Employee each shall select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Company's Arbitrator" and "Employee's Arbitrator," respectively). In the event that either party fails to select an independent arbitrator as set forth herein within 20 days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Company's Arbitrator and Employee's Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the arbitrator so selected shall resolve the matter according to the procedures set forth in this Section
4.7. If Company's Arbitrator and Employee's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Company's Arbitrator and Employee's Arbitrator shall each prepare a list of three independent arbitrators. Company's Arbitrator and Employee's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within 7 days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Company's Arbitrator and Employee's Arbitrator.

          (d) The arbitrator jointly selected by the Company and the Employee pursuant (or the third arbitrator selected pursuant) to paragraph (c) will determine the allocation of the costs and expenses of arbitration.

          (e) The arbitration shall take place in New York City and shall be conducted under the American Arbitration Association rules as in effect from time to time in the State of New York, except as otherwise set forth herein or as modified by the agreement of all of the parties to this Agreement. The arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (a "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the arbitrator. The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury,

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evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

          (f) Employee and the Company may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. The foregoing shall in no way prevent or prejudice the prevailing party's right to enforce a Final Determination in any other jurisdiction (whether domestic or foreign).

          (g) If any party shall fail to pay the amount of any damages, if any, assessed against it within 10 days of the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including, but not limited to, all attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

          4.8 Remedies. Except as provided in Section 4.7 hereof regarding the requirements of using the arbitration procedure set forth therein for resolving and remedying claims for money damages arising out of this Agreement, Employee and the Company each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.

          4.9 Rights of Participants. This Agreement does not create any employment rights in Employee and the Company shall have no liability under this Agreement for terminating Employee's employment or materially reducing Employee's responsibilities other than the remedies herein provided in such events.

                           *     *     *     *     *

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     IN WITNESS WHEREOF, the parties have executed this Management Stock
Purchase Agreement as of the date set forth above.



                                        DERBY CYCLE CORPORATION



                                        By:___________________________________
                                           Name:
                                           Title:


                                        ______________________________________
                                                       DAN S. LYNCH

                                                                       EXHIBIT A

                                PROMISSORY NOTE